SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”) dated and executed this 13th day of August, 2020 (the “Execution Date”) is made and entered into between Berkshire Hills Bancorp, Inc. and Berkshire Bank, (collectively, the “Bank”) on the one hand, and Richard M. Marotta (“Marotta”), on the other hand (collectively, the “Parties”).
WHEREAS, the parties desire to resolve fully and finally any and all claims and potential claims and disputes, known or unknown, in a final and binding manner;
WHEREAS, the settlement provided for herein is not and shall not in any way be construed or deemed to be evidence or an admission or a concession of any fault, liability, fact, or amount of damages, validity of defense, or any other matter whatsoever on the part of any of the Parties, save as expressly provided for by this Agreement; and
NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable mutually agreed upon consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Bank and Marotta hereby agree as follows:
1. Termination of Employment.  Marotta’s separation from employment from the Bank is effective as of August 10, 2020 (the “Separation Date”) and shall be deemed a termination “Without Cause” under the Parties’ Three-Year Employment Agreement dated February 21, 2019 (the “Employment Agreement”), and the Bank shall not allege, argue, or claim in any forum that Marotta’s separation is “With Cause” under the Employment Agreement.
2. Cash Payment to Marotta.  The Bank shall pay Marotta the gross amount of Four Million Seven Hundred Thousand dollars ($4,700,000.00), less legally required withholdings.  The components of this gross amount, and the timing of their payment, are as follows:
(a)
Cash severance.  $3,700,000, consisting of the sum of (i) severance pay calculated under Paragraph 4(e)(ii) of the Employment Agreement and (ii) sufficient mutually agreed upon consideration to support the non-competition covenant set forth in Paragraph 6 of this Agreement.  This sum shall be paid on the first regular payroll date following the Effective Date, as defined below in Paragraph 14.

(b)	SERP. $1 million, lump sum, to be paid on March 1, 2021 (the first day of the seventh month following the Separation Date), in accordance with Internal Revenue Code Section 409A.
(c)
Marotta understands and agrees that the Bank is not providing any tax or legal advice and that it makes no representation regarding any tax obligations or consequences, if any, related to this Agreement.

3. Medical and Dental Insurance.  Marotta and his dependents shall remain eligible to participate in the nontaxable medical and dental insurance programs offered by the Bank to its employees for thirty‑two (32) months from the Separation Date, at no cost to Marotta.  The Bank shall pay the premiums associated with those programs to the extent provided in each program during the applicable period referenced herein.  For avoidance of doubt, the termination of Marotta’s employment shall not affect Marotta’s continued participation in the existing medical and dental insurance programs offered by the Bank.  If the Bank cannot provide one or more of the benefits set forth in this Paragraph because Marotta is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank shall pay Marotta a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination (approximately $42,000 as of the Effective Date).  Such cash payment will be made on the Bank’s first payroll date immediately following the 30th day after the later of: (i) the Separation Date; or (ii) the effective date of the rules and regulations prohibiting such benefits or subjecting the Bank to penalties.

4. Long-Term Care Plan.  Marotta and his spouse are deemed 100% immediately vested in the Bank’s Executive Long-Term Care Insurance Plan effective as of January 22, 2015 (the “Plan”), as of August 9, 2020 and shall continue participation in any long-term care insurance policy in effect as of the Effective Date.  The Bank shall pay the premium associated with the Plan to the extent provided in such Plan.  For avoidance of doubt, the termination of Marotta’s employment with the Bank shall not affect Marotta’s continued participation in the Plan.
5. No Future Compensation.  Other than the obligations of the Bank as set forth under the terms of Paragraphs 2, 3, 4, 9, and 10 of this Agreement, Marotta represents and agrees that he is not entitled to any other wages, salary, bonuses, or any other compensation or reimbursements from the Bank, including, but not limited, to (a) any compensation under the Bank’s Executive Incentive Plan and Long-Term Incentive Plan; (b) the Employment Agreement; (c) the Supplemental Executive Retirement Plan entered into by Marotta and the Bank effective as of July 1, 2016 and restated effective as of January 1, 2019 (“SERP”); and (d) disability insurance, 401(k) employer contribution, Company car and other Company-owned equipment, dues, etc., or any other compensation or benefits.  All non‑vested equity awards will be and are hereby forfeited.
6. Non-Competition.
(a)
For a period of twelve (12) months after the Separation Date, Marotta covenants and agrees that he will not directly or indirectly engage in providing professional services as an employee, director, consultant, or representative that are similar to those which Marotta provided to the Bank during the last two (2) years of employment to any business that is the same as, or in any way competes with, the business of the Bank or any of its respective subsidiaries and affiliates, in any city, town, or county in which Marotta, during any time within the last two (2) years of employment, provided services or had a material presence or influence.  For the purpose of this Paragraph 6, the business of the Bank shall be defined as any products and services provided by the Bank.  For avoidance of doubt, Marotta’s engagement in activities as described in Paragraph 6(c) shall not be subject to the restrictions of this Paragraph 6.  Marotta may request a waiver from the Bank with respect to the limitations of this Paragraph 6 on a case by case basis at any time, and the Bank hereby agrees that written approval of such request shall not be unreasonably withheld, except if the proposed employing entity is an FDIC insured depository institution, in which case written approval may be granted by the Bank in its sole discretion.

(b)
The Parties acknowledge and agree that the non-competition restrictions contained in this Paragraph 6 are necessary to protect one or more of the following legitimate business interests of the Bank: (i) the Bank’s trade secrets, (ii) the Bank’s confidential information that otherwise would not qualify as a trade secret, and/or (iii) the Bank’s goodwill.

(c)
The Bank agrees that Marotta’s engagement in any business solely for the purposes of Diversity & Inclusion consulting shall not constitute a violation of any obligation he has to the Bank, including in this Paragraph 6.

(d)
The Parties acknowledge and agree that the non-competition covenant contained in this Paragraph 6 is reasonably tailored and reasonable in geographic reach in relation to the interests protected, and that mutually agreed upon consideration exists to support its enforcement.

7. Survival of Non-Solicitation and other Covenants.  Paragraph 6 (“Post‑Termination Obligations”) of the Employment Agreement shall be incorporated by reference herein and remain in full force and effect, except that the non-competition covenant in Paragraph 6(a)(ii) of the Employment Agreement shall be and is replaced by the non-competition covenant contained in Paragraph 6 of this Agreement.
8. Mutual Waiver and Release.
(a)
Marotta, for himself and his heirs, spouses, administrators, and assigns, irrevocably and unconditionally releases and forever discharges any causes of action or claims, known or unknown (including, but not limited to, claims for any wages, salary, bonuses, or any other compensation or reimbursements, including, but not limited, to (i) any compensation under the Bank’s Executive Short Term Incentive Plan and Long-Term Incentive Plan; (ii) the Employment Agreement; (iii) the SERP; (iv) disability insurance, 401(k) employer contribution, Company car and other Company-owned equipment, dues, etc., or any other compensation or benefits (except to the extent set forth in Paragraphs 2, 3, and 4 of this Agreement); (v) all non-vested equity awards; and (vi) attorneys’ fees, expenses, and/or costs (except as provided in Paragraphs 9 and 10 of this Agreement)) that he has or may have against the Bank, its past or present parents, affiliates or subsidiaries and/or any of their predecessors or successors, and the current and former directors, owners, employees, administrators, shareholders, managers, agents, attorneys, representatives, and officers of the Bank (collectively the “Bank Releasees”) and expressly waives and releases the Bank Releasees from any and all claims, grievances, actions, and causes of action, at law or in equity, contract or tort, including negligence, or any other cause or claim that he has or may have or could be brought before any federal, state, local, or municipal court directly or indirectly relating to or connected with Marotta’s employment with the Bank, the Employment Agreement, his separation from employment with the Bank, or the facts, circumstances, actions, or inactions arising out of or relating to any aspect of the Bank’s treatment of Marotta and/or Marotta’s employment with the Bank, known or unknown, up to and until the Execution Date which arise under contract or common law, or any federal, state or local law, regulation or ordinance including, but not limited to:

i.
any and all claims arising out of or related to past or future loss of pay or benefits, expenses, damages for pain and suffering, punitive damages, compensatory damages, interest, court costs, physical or mental injury or anguish, damage to reputation, humiliation, and any other injury, loss, damage or expense or equitable remedy of any kind whatsoever;

ii.	any and all claims arising out of any other laws, regulations, or ordinances relating to employment, employment benefits, or discrimination;
iii.	any and all claims for discrimination, harassment, or retaliation;
iv.
any and all possible state or federal statutory, constitutional, and/or common law claims, including but not limited to, wrongful termination, retaliatory discharge, breach of express, implied, or oral contract, breach of the implied covenant of good faith and fair dealing, breach of fiduciary duty, interference with contractual relations, unfair competition, conspiracy, assault, battery, false imprisonment, invasion of privacy, intentional and/or negligent misrepresentation, representations made to induce Marotta to accept employment with the Bank, wrongful denial of benefits, intentional and negligent infliction of emotional distress, commission of tort, fraud, defamation, and slander, any and all claims for wages, severance pay, sick leave, vacation pay, life insurance, medical insurance, disability insurance, or any other benefit of employment; and

v.
any and all claims arising under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq.; Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 794d; the Fair Labor Standards Act, 29 U.S.C. § 201, except as prohibited by law; the Fair Credit Reporting Act, 42 U.S.C. § 654; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101; the Family and Medical Leave Act, 29 U.S.C. § 2601, except as prohibited by law; the Sarbanes-Oxley Act of 2002, 15 U.S.C. § 7241; the Consolidated Omnibus Budget Reconciliation Act of 1985; the Immigration and Nationality Act, as amended, 8 U.S.C. § 1101; the Immigration Reform and Control Act, as amended; the Occupational Safety and Health Act, as amended; the Equal Pay Act of 1963, 29 U.S.C. § 206(d), as amended; the Massachusetts Law Against Discrimination and/or Massachusetts wage and hour law; and any federal, state and/or local whistleblower statute, regulation, ordinance, or law.

(b)
As a part of this Agreement, and as set forth in Paragraph 8(a)(v) above, Marotta expressly agrees to the release of any rights or claims arising out of the Age Discrimination in Employment Act (“ADEA,” 29 U.S.C. § 621 et seq.), and in connection with such waiver hereby agrees that he:

i.	consulted with an attorney prior to signing this Agreement;
ii.
is entitled to a period of twenty-one (21) days from the date of receipt of this Agreement in which to consider the terms of this Agreement, which Marotta has elected to waive and agrees that he has done so knowingly, voluntarily, and with full understanding that he is waiving a statutory right to consider this Agreement for twenty-one (21) days; and

iii.
may revoke this Agreement at any time during the first seven (7) days following the Execution Date, and the waiver and release shall not be effective or enforceable until the seven (7) day period has expired (the “Revocation Period”).

(c)
The seven (7) day Revocation Period referenced in Paragraph 8(b) above is non‑waivable.  To effectuate a valid revocation of this Agreement, Marotta must notify Wm. Gordon Prescott, Executive Vice President and General Counsel, in writing, stating, “I hereby revoke my acceptance of the Separation Agreement entered into as of [DATE].”  If delivered by mail, the revocation must be postmarked within the Revocation Period and sent by certified mail, return receipt requested.  If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the state in which Marotta worked, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

(d)	As between Marotta and the Bank, this Agreement does not constitute a waiver of any claim under the ADEA that may arise after the Execution Date.
(e)
Marotta understands that, by releasing all of his legally waivable claims, known or unknown, against the Bank Releasees, he is releasing all of his rights to bring any claims against the Bank Releasees based on any actions, decisions, or events occurring through the Execution Date, including the terms and conditions of Marotta’s employment and the separation of his employment.

(f)
Notwithstanding the foregoing, nothing in this Agreement, including in this Paragraph 8, shall affect Marotta’s rights to indemnification and payment of legal fees, as set forth in the Employment Agreement and in Paragraphs 9 and 10 herein.

(g)
Notwithstanding the foregoing and for avoidance of doubt, nothing in this Agreement, including in this Paragraph 8, shall be construed as releasing, waiving, or discharging any of Marotta’s rights or the Bank’s obligations under this Agreement, including the right to enforce the Agreement and the Bank’s obligations under Paragraphs 2, 3, 4, 9, and 10.

(h)
Nothing in this Agreement, including Paragraph 8 herein, is intended to, or shall prohibit, prevent, impede, interfere, or limit Marotta’s ability, without any prior notice to or approval by the Bank: (i) to report possible violations of any law, statute, or regulation to any federal, state, or local governmental department, commission, bureau, agency, entity, or subdivision, including but not limited to the United States Department of Justice, the SEC, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, any agency Inspector General, or any legislative body or committee (any of the foregoing, a “Governmental Body”); (ii) to file a charge or complaint with any Governmental Body with respect to any matters or disclosures related to Marotta’s employment by the Bank that are protected under the non-discrimination or whistleblower provisions of any federal, state, or local law, statute, or regulation (a “Protected Matter”); (iii) to testify in any proceedings regarding or relating to a Protected Matter; (iv) to participate in any investigation or proceeding conducted by any Governmental Body, or otherwise communicate with any Governmental Body, with respect to any Protected Matter; or (v) to apply for or receive any award from a whistleblower award or bounty program of any Governmental Body with respect to the furnishing of information to a Governmental Body.  As of the Execution Date, Marotta represents and warrants that he has not filed—and will not file or hereafter cause to be filed on his behalf—any complaints, charges, or claims against the Bank with any local, state, or federal court, or administrative agency concerning the claims released in this Agreement, except as may be necessary to enforce this Agreement.

(i)
The Bank Releasees expressly waive and release Marotta, his heirs, successors, spouses, next of kin, personal representatives, administrators, executors, agents, assigns, attorneys, and representatives from any and all claims, grievances, actions, and causes of action, at law or in equity, contract or tort, including negligence, or any other cause or claim that the Bank Releasees have or may have or could be brought before any federal, state, local, or municipal court directly or indirectly relating to or connected with Marotta’s employment with the Bank, the Employment Agreement, Marotta’s separation from employment with the Bank, or the facts, circumstances, actions, or inactions arising out of or relating to any aspect of Marotta’s employment with the Bank, known or unknown, up to and until the Execution Date which arise under contract or common law, or any federal, state, or local law, regulation, or ordinance, provided that the Parties agree that the Bank is NOT releasing any rights it may have under any surviving covenants of the Employment Agreement.

9. Survival of Payment of Legal Fees and Indemnification Provisions.  Paragraph 15 (“Payment of Legal Fees”) and Paragraph 16 (“Indemnification”) of the Employment Agreement are incorporated by reference herein and shall remain in full force and effect.
10. Legal Expense Reimbursement.  The Bank will reimburse Marotta’s reasonable attorneys’ fees related to the negotiation of this Agreement.  Marotta acknowledges that he is not otherwise entitled to receive this payment, which constitutes additional valid consideration in exchange for Marotta’s release of all claims and the other obligations as set forth in this Agreement.
11. Confidentiality.  The Parties agree to keep confidential all negotiations leading up to the execution of the Agreement, including without limitation all communications and documents exchanged in connection therewith, except as required by regulatory inquiry, law, or court order.  Marotta acknowledges and agrees that he has been the recipient of confidential and proprietary business information concerning the Bank, including without limitation past, present, planned, or considered business activities of the Bank, and agrees that he will not use his knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulatory inquiry, law, or court order.  Marotta hereby covenants and agrees that for a period of two (2) full years after the Separation Date, he will not directly or indirectly engage in any activity or participate in any way in an effort designed exclusively or in concert with others to propose or effect a merger, consolidation, recapitalization, reorganization, sale, lease, exchange, or other disposition of a majority of the assets of, or other business combination involving, the Bank’s business or assets or any type of transaction that would result in a change in control of the Bank (“Company Transaction”), including without limitation, participating in any way in efforts to exert control or influence over management or the Board of Directors, to present to anyone a proposal that could reasonably be expected to result in a Company Transaction, to propose or effect a change in control of the Bank, to initiate, request, induce, encourage, or give encouragement (publicly or otherwise) to any other person to initiate a proposal for a Company Transaction, to initiate, propose, submit, encourage, or otherwise solicit shareholders to either place or remove an executive officer of the Bank, or any member of its Board of Directors, or to join with or assist any person or entity, directly or indirectly, in opposing in any way a proposal or director nomination submitted by the Bank’s Board of Directors to a vote of its shareholders.  Marotta may disclose the existence and terms and conditions of the Agreement, under express covenant of confidentiality, to his spouse, immediate family, mental health professionals, legal counsel, and professional tax advisors as is required to calculate the amount of, or receive advice on, tax issues or as otherwise required by law, if such individuals agree that they will not disclose to others the existence or terms of the Agreement.

12. Cooperation.  Marotta hereby represents and warrants that he has returned documents and other property of the Bank.  Marotta further agrees (a) to cooperate with the Bank to the extent that his knowledge of facts concerning the Bank’s business is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of Marotta’s employment; and (b) to furnish such information and assistance to the Bank as may reasonably be required by the Bank in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party; provided, however, that Marotta shall not be required to provide information or assistance with respect to any litigation between Marotta and the Bank or any of its subsidiaries or affiliates.  The Bank will reimburse Marotta for his reasonable expenses, including attorneys’ fees, incurred in complying with this Paragraph.
13. Mutual Non-Disparagement.  The Parties agree not to make any disparaging statements concerning the other Party which would reasonably be expected to affect adversely the reputation or goodwill of the other Party.  With respect to the Bank, Marotta acknowledges such non-disparagement obligations and protections extend to the Bank, its affiliates and current or former officers, directors, employees, or agents.  The Bank hereby acknowledges that its obligation under this Paragraph extends to its senior managers and directors.  The provisions of this Paragraph 13 of the Agreement shall not apply to any truthful statement required to be made by Marotta or the Bank in any legal proceeding or in connection with any governmental or regulatory investigation.
14. Effective Date.  This Agreement will become effective and enforceable after it has been signed by both Marotta and the Bank on the first day after the Revocation Period, if no revocation has occurred as provided in Paragraph 8(c) (the “Effective Date”).
15. Period for Review and Revocation.  Marotta acknowledges that he has had sufficient time to review this Agreement and the binding Term Sheet dated August 9, 2020, which is incorporated by reference herein.  Marotta further acknowledges, as provided in Paragraph 8(b)(ii) of this Agreement, that he has voluntarily waived the twenty-one (21) day period from receipt hereof in which to review the Agreement and consider whether or not it is in his best interest to accept the Bank’s offer and sign this Agreement.  Marotta acknowledges that he may rescind this Agreement within seven (7) calendar days after the Execution Date, after which time, if not rescinded, this Agreement becomes irrevocable.  By signing this Agreement, Marotta represents that he has carefully read this document, that he understands it, and that he has had an opportunity to consult with and review this Agreement with an attorney of his choosing.  He also represents that he knows and understands the contents of this Agreement, including its final and binding effect on his rights and duties, and that he freely and voluntarily assents to all the terms and conditions with the full intent of releasing the Bank from all claims, as provided by, and with the limitations set forth in, this Agreement.  Marotta represents that the only consideration for signing this Agreement are the terms stated herein; that no other promises, representations, or agreements of any kind have been made to or with Marotta to cause him to sign this Agreement.  Marotta represents that his releases, waivers, representations, warranties, undertakings, obligations, and agreements set forth herein are in exchange for extra consideration to which he would not have been entitled in the absence thereof.  Marotta further acknowledges and agrees that the Bank is not undertaking to advise him with respect to any tax consequences of this Agreement and that he is solely responsible for determining those consequences.

16. Employment Agreement.  Upon the Effective Date, the Employment Agreement is terminated in its entirety, except as otherwise provided in Paragraphs 7 and 9 of this Agreement.
17. Additional Consideration.  Marotta acknowledges that the payments and benefits described in this Agreement constitute a special separation benefit which the Bank is providing in its discretion due to Marotta’s unique circumstances and that he is not otherwise entitled to receive this entire separation benefit from the Bank.
18. Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the Parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit, or modify the substantive terms of this Agreement in any respect.
19. Entire Agreement.  The Parties to this Agreement mutually agree and specifically acknowledge that they are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to, Marotta’s employment and/or directorship with the Bank.  Except as set forth in Paragraphs 7, 9, and 16, this Agreement supersedes any previous agreement, whether written or oral, that Marotta may have had with the Bank and any other agreement is merged into and extinguished by this Agreement.  This Agreement shall not be admissible as evidence or usable by any person or entity for any purpose in any action or proceeding, except to enforce this Agreement or any provision thereof.
20. Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in Massachusetts.
21. Arbitration of all Disputes.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Boston, Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Parties may seek injunctive relief in a court of competent jurisdiction in Massachusetts to restrain any breach or threatened breach of any provision of this Agreement, including without limitation Paragraphs 6, 7, 11, and 13 above, without prejudice to any other rights or remedies that may otherwise be available to the Parties.  Any dispute about the scope of this agreement to arbitrate and/or the arbitrability of any controversy or claim shall be resolved by binding arbitration in accordance with this provision.
22. Clawback.  The Bank, or its respective successors or assigns, shall retain the legal right to demand the return of any payments made to Marotta under this Agreement as may be required by any federal or state regulators of the Bank, within applicable regulatory time periods.  Marotta further agrees that the confidentiality, non-disparagement, non-competition, and non-solicitation obligations set forth in Paragraphs 6, 7, 11, and 13 of the Agreement are material terms of the Agreement.  If the Bank establishes a breach of any provision of this Agreement, Marotta acknowledges and agrees that the Bank shall be entitled to recover from Marotta the full amount paid, and to not pay amounts to be paid, to him, as well as all reasonable attorneys’ fees and costs incurred by the Bank in a successful proceeding to enforce the Agreement.  Marotta shall be entitled to recover from the Bank all reasonable attorneys’ fees and costs incurred by him in a successful proceeding to enforce the Agreement.  Before bringing a proceeding alleging Marotta’s breach of Paragraphs 6, 7, 11, and 13 of the Agreement, the Bank must provide written notice to Marotta of its belief that such breach occurred within thirty (30) days of the Bank’s knowledge of the existence of the conditions giving rise to such belief, and the notice shall describe the conditions believed to constitute a breach.  Marotta shall have thirty (30) days to respond to such notice and, if practicable, to remedy such conditions.

23. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or electronically transmitted (e.g., “.pdf”) signatures shall have the same binding force and effect as original signatures.
24. No Presumption.  The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the Parties’ negotiations.  Each Party represents and warrants that he/it has sought and received legal counsel of his/its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby.  The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any Party on the ground that it was more responsible for drafting the provisions.
25. Modification.  Any amendment or modification of this Agreement must be in writing and signed by duly authorized representatives of each of the Parties.  Any modification or amendment not made in this manner shall have no force or effect.
26. Severability.  The provisions of this Agreement are severable.  Any provision of this Agreement or portion thereof which is held to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining portion of any such provision or this Agreement as a whole, and without affecting the validity or enforceability of such provision in any other jurisdiction.  However, if the release contained in Paragraph 8 of this Agreement is found by a court of competent jurisdiction to be invalid or unenforceable, Marotta agrees, promptly upon the request of the Bank, to execute a new release that is valid and enforceable.
27. Notice.  All notices, requests, demands, or other communications required or contemplated hereunder, or relating hereto, shall be in writing and forwarded by first class mail and/or express overnight mail, with a copy by email, and addressed as follows:
If to Marotta:
Richard M. Marotta
Most recent address and contact information on file with the Bank

Liza M. Velazquez, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
(212) 373-3096
lvelazquez@paulweiss.com
If to the Bank:
Wm. Gordon Prescott, Esq.
Executive Vice President and General Counsel
Berkshire Bank
60 State Street
Boston, MA 02109
(617) 867-8836
gprescott@berkshirebank.com
Rae T. Vann, Esq.
Carlton Fields, P.A.
1025 Thomas Jefferson Street, NW
Suite 400 West
Washington, DC 20007
(202) 965-8183
rvann@carltonfields.com
28. All Parties represent and warrant that: (i) this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (ii) such Party has the power, capacity, and authority to enter into this Agreement and to carry out its obligations hereunder.  The Parties represent and warrant that each has not assigned or otherwise alienated any right or obligation that in any manner would reduce or undermine the full implementation and effect of this Agreement.
29. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors, and assigns, and any corporation, partnership, or other entity into or with which the Bank may merge, consolidate, or reorganize.  In addition to any obligations imposed by law upon any successor to the Bank, the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, or other transaction involving the Bank or any subsidiary or affiliate of the Bank), to all or substantially all of the Bank’s business and/or the Bank’s assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.
MAROTTA ACKNOWLEDGES THAT HE HAS FULLY READ AND FULLY UNDERSTANDS THIS AGREEMENT; THAT HE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS AGREEMENT; THAT HE WAS GIVEN THE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH LEGAL COUNSEL OF HIS CHOICE BEFORE SIGNING IT; AND THAT HE CONSULTED WITH AN ATTORNEY PRIOR TO SIGNING IT.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have set their hands.

BERKSHIRE HILLS BANCORP, INC.

By: /s/ J. Williar Dunlaevy
For the Entire Board of Directors

BERKSHIRE BANK

By: /s/ J. Williar Dunlaevy
For the Entire Board of Directors

I understand and agree completely to the foregoing as of August 13, 2020.

/s/ Richard M. Marotta
Richard M. Marotta